Exhibit 99.1

News Release

Ashland announces 15 percent increase in quarterly dividend, new dividend policy and $100 million share repurchase program

WILMINGTON, Del., May 11, 2023, – The board of directors of Ashland Inc. (NYSE: ASH) has declared a quarterly cash dividend of $0.385 cents per share on the company's common stock representing a 15 percent increase from the previous quarter. The dividend is payable on June 15, 2023, to stockholders of record at the close of business on June 1, 2023. As of April 30, 2023, there were 52,353,681 shares of Ashland common stock outstanding.

“Ashland recognizes that our shareholders value the consistency and growth of our dividend,” said Guillermo Novo, chair and chief executive officer, Ashland. “Going forward, the company is targeting an annual dividend payout ratio of approximately 30 percent of adjusted income from continuing operations. This new policy demonstrates that we are committed to increasing our dividend annually, consistent with the company’s expected annual earnings growth as communicated in our Investor Day in November 2021.”

“Today’s announced dividend increase as well as our new dividend-growth policy reflect our strong financial position and our conviction in Ashland’s long-term, profitable growth strategy,” continued Novo.

In addition, Ashland announced that it intends to commence a new 10b5-1 trading plan agreement to repurchase up to $100 million of its outstanding shares under its existing May 2022 evergreen share repurchase authorization. The new 10b5-1 program is expected to be completed during the June 2023 fiscal quarter.

“Today’s announcements reflect the board of directors’ confidence in our ability to deliver consistent earnings and cash flow over time and our commitment to deliver shareholder value through disciplined capital allocation,” continued Novo. “Inclusive of the new $100 million repurchase program, Ashland will have returned approximately $950 million to its shareholders over the past three years. Ashland’s robust balance sheet and financial performance affords increased flexibility to support investments in our key strategies and growth initiatives as well as return capital to shareholders.”

Forward-Looking Statements

Exhibit 99.1

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial condition, as well as the economy and other future events or circumstances. These statements include but may not be limited to Ashland’s expectations regarding its ability to drive sales and earnings growth and effectively manage cost.

About Ashland
Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environment, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,900 passionate, tenacious solvers thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com